SACO I Trust Series 2005-WM2
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	13,608,375.93	1,031,244.65	88,472,624.07
A-2	31,348,015.93	1,390,754.31	115,920,984.07
A-3	0	947,032.70	87,883,000.00
B-1	0	212,046.24	13,049,000.00
B-2	0	153,838.74	9,467,000.00
B-3	0	124,734.99	7,676,000.00
M-1	0	645,708.72	57,570,000.00
M-2	0	127,646.41	11,258,000.00
M-3	0	155,415.93	13,561,000.00
M-4	0	132,800.64	11,514,000.00
M-5	0	101,821.37	8,699,000.00